UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

LANDAMERICA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-13990

Virginia	54-1589611
(State of incorporation)	(I.R.S. Employer Identification No.)

5600 Cox Road Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 267-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2008, the board of directors of LandAmerica Financial Group, Inc. (the “Company”) approved the appointment of Jonathan A. Mitchell as the Company’s Chief Restructuring Officer (“CRO”). The appointment is subject to the further approval of the Bankruptcy Court, but is made effective as of November 26, 2008, the date the Company filed for bankruptcy. On December 16, 2008 the Bankruptcy Court entered a formal order approving the CRO arrangement. With the Bankruptcy Court’s approval, Mr. Mitchell became the Company’s CRO.

Mr. Mitchell will provide services as CRO pursuant to a Services Agreement (the “Services Agreement”) between the Company and Zolfo Cooper Management, LLC (“Zolfo Cooper”), a corporate recovery and advisory firm, under which Zolfo Cooper is to provide temporary staff and services to the Company. In serving as CRO, Mr. Mitchell will be employed and compensated by Zolfo Cooper and will not receive compensation directly from the Company or participate in the Company’s employee benefits plans. Under the terms of the Services Agreement, the Company will compensate Zolfo Cooper for Mr. Mitchell’s services at his hourly rate, which is currently $720 per hour.

Under the Services Agreement, Mr. Mitchell will report directly to the Company’s board of directors. He will be authorized to make decisions with respect to all aspects of the management and operation of the Company’s business, except that he will not have the authority to hire or terminate officers, execute transactions or otherwise commit the Company outside of the ordinary course of business.

The Services Agreement provides that the Company will indemnify Mr. Mitchell, Zolfo Cooper and its agents and, for Company claims, will limit their liability to fees paid by the Company. The indemnification and limitation on liability do not apply if a court finds Mr. Mitchell, Zolfo Cooper or any of its agents liable for gross negligence or willful misconduct. The Company also has agreed to cause Mr. Mitchell to be covered by the Company’s directors’ and officers’ insurance policy.

In addition to receiving fees for Mr. Mitchell’s services, Zolfo Cooper will be entitled to compensation at specified hourly rates for the services of other temporary staff that it supplies to the Company and to reimbursement of reasonable out-of-pocket expenses. The Company will also pay Zolfo Cooper a contingent fee equal to a percentage of the cash proceeds generated from the sale of all or a portion of the Company. The Services Agreement sets the contingent fee percentage at 2% of cash proceeds up to $50 million, plus 1.5% of cash proceeds between $50 million and $100 million, plus 1% of cash proceeds over $100 million. Zolfo Cooper would receive $500,000 if the percentage contingent fee would be less than that amount. The cash proceeds used to calculate the contingent fee do not include proceeds from the sale of Commonwealth Land Title Insurance Company, United Capital Title Insurance Company and Lawyers Title Insurance Corporation to Fidelity National Title Insurance Company and Chicago Title Insurance Company, as disclosed on the Company’s Form 8-K dated December 15, 2008, or proceeds from a sale of Centennial Bank.

The Services Agreement will continue on a month-to-month basis until terminated and may be terminated at the end of a month by either party upon written notice given at least 10 days prior to the end of a month. The board may terminate Mr. Mitchells’ authority at any time upon notice.

Mr. Mitchell, 53, is a senior managing director and the National Practice Leader of Zolfo Cooper, positions he has held since October 2008 and February 2008, respectively. Mr. Mitchell was a managing director of Zolfo Cooper from January 2005 to October 2008 and a senior director of Zolfo Cooper from January 2003 to January 2005. Mr. Mitchell has more than 25 years of management experience across a wide range of industries. His expertise includes acquisitions, debt financing and restructurings, divestitures, and successful bankruptcy reorganizations. In December 2005 Mr. Mitchell became the chief executive officer and a director of Entegra Power Group, the owner of the two largest gas-fired merchant power plants in the United States. He became chairman of the Entegra Power Group’s board of directors in April 2007. On December 16, 2008 Mr. Mitchell resigned his position as chief executive officer and became Entegra Power Group’s non-executive chairman. From June 2005 through December

2005 Mr. Mitchell was president and chief operating officer of Entegra Power Group. Prior to joining Zolfo Cooper, Mr. Mitchell spent 14 years in general management roles with companies such as Chep USA, Brambles Industries, Ceramco Corporation, Ltd., and Equiticorp Holdings Ltd. Mr. Mitchell has a Diploma of Management from Auckland University of Technology and is a graduate of the Advanced Management Program at the University of Hawaii. Mr. Mitchell is a certified insolvency and restructuring advisor, a member of the Association of Insolvency and Restructuring Advisors, and a member of the American Bankruptcy Institute. Mr. Mitchell has a significant equity interest in Zolfo Cooper. The dollar value of Mr. Mitchell’s interest in the relationship between Zolfo Cooper and the Company will be determined by Zolfo Cooper at a future time based on his employment relationship with and ownership interest in Zolfo Cooper.

The description of the Services Agreement in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the Services Agreement, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.
Exhibit No.	Description

99.1	Services Agreement, dated as of November 26, 2008, among LandAmerica Financial Group, Inc., Jonathan A. Mitchell and Zolfo Cooper, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDAMERICA FINANCIAL GROUP, INC.
(Registrant)

By:	/s/ Christine R. Vlahcevic
Christine R. Vlahcevic
Senior Vice President & Corporate Controller

Date: December 16, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Services Agreement, dated as of November 26, 2008, among LandAmerica Financial Group, Inc., Jonathan A. Mitchell and Zolfo Cooper, LLC